ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated May 9, 2007

Index+ Securities

Linked to the S&P 500® Index

18 Month Maturity ■ 7.0% Out-Performance ■ 114% Call Level

Indicative Terms & Conditions – May 9, 2007	Offering Period: May 9, 2007 – May 25, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa3)

Offering	:	Index+ Notes Linked to the S&P 500® Index due November 28, 2008 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Underlying	:	S&P 500® Index (Bloomberg: SPX <INDEX>)

Initial Level	:	Official closing level of the Underlying on the Initial Valuation Date

Final Level	:	Official closing level of the Underlying on the Final Valuation Date

Participation		100%

Out-Performance Amount	:	7.00%

Call Provision	:

The Issuer has the right to call the Securities in whole, but not in part, at the Call Level at any time beginning 12 months after the Initial Settlement Date until (and including) the Final Valuation Date by providing notice on the Call Notification Date and payment on the Call Payment Date

Call Level	:	114.00%

Redemption Amount at Maturity	:	Provided the Securities are not previously called by the Issuer, the Security holder will receive at maturity for each Security: $1000 x ((Final Level / Initial Level) + Out-Performance Amount)

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:

The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount.

Security Codes	:	CUSIP: 2515A0 CX 9 ISIN: US2515A0CX90

Relevant Dates

Offering Period	:	May 9, 2007 – May 25, 2007 at 2:00 p.m. (EST)

Initial Valuation Date	:	May 25, 2007

Initial Settlement Date	:	May 31, 2007 (Initial Valuation Date plus three Business Days)

Call Notification Date	:	The Issuer will give Investors five Business Days prior notification of its intent to call the Securities

Call Payment Date	:	Five Business Days following the Call Notification Date

Final Valuation Date	:	November 24, 2008

Maturity/Final Settlement Date	:	November 28, 2008 (Three Business Days following the Final Valuation Date)

Index+ Securities Product Snapshot

Indicative Terms

Structure:
• Underlying:	S&P 500® Index (Bloomberg: SPX <Index>)
• Maturity:	November 28, 2008 (18 Months)
• Participation:	100% upside participation, subject to the Call Level
• Out-Performance Amount:	7.00%
• Call Level:	114.00% (callable by the Issuer after one year up to and including the Final Valuation Date)
• Downside Risk:	One-for-one downside participation with 7.00% Out-Performance

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Underlying.
•	At maturity, Securities will out-perform the Underlying by the Out-Performance Amount, subject to the Call Provision.
•

Securities may be called by the Issuer at a price equal to 114.00% of the Denomination and, therefore, investors are likely to forgo participation in the appreciation, if any, of the Underlying above the Call Level.

Best Case Scenario:

•	Investors receive a return on the Securities equal to the index performance plus a 7.00% Out-Performance Amount, subject to the Securities being called at the Call Level (i.e., 114.00%).
•	If called, the uncompounded return is 14.00% over the 18 month term of the Securities.

Worst Case Scenario:

•

If the Underlying depreciates below the Initial Level, investors in the Securities will participate one-for-one in any such depreciation, but will receive the Out-Performance Amount in excess of the percentage change in the Underlying.

•	Maximum loss at maturity is 93.0% of the initial investment (100% minus the Out-Performance Amount), subject to the credit of the Issuer.

Risk Considerations:

•	Because the Securities are not 100% principal protected, and the return on the Securities is linked to the performance of the Underlying, investors may lose up to 93.0% of their initial investment.
•	Return on the Securities is linked to the value of the Underlying (without taking into consideration the value of dividends paid on the component stocks underlying the index).
•

The Securities may be called at the Call Level of 114.00%, and an investor’s return on the Securities, if any, may be less than the return that would have been received on a direct investment in the Underlying or the component securities of the Underlying.

•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Risk Factors” on the last page of this product snapshot and “Risk Factors” in the accompanying term sheet.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Risk Factors

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF UP TO 93.00% OF YOUR PRINCIPAL — The Securities do not guarantee any return of principal in excess of $70 per $1,000 Security face amount. The return on the Securities at maturity is linked to the performance of the S&P 500® Index (the “Index”) and will depend on whether, and the extent to which, the Index performance is positive or negative.

•

THE ISSUER’S RIGHT TO CALL THE SECURITIES PRIOR TO THE MATURITY DATE WILL LIKELY LIMIT YOUR RETURN ON THE SECURITIES — Your ability to participate in the appreciation of the Index will likely be limited by the exercise of the Issuer’s call right at any time beginning 12 months after the Initial Settlement Date until (and including) the Final Valuation Date. If the Securities are called, the return on each $1,000 Security face amount will be equal to 14.00%, or $140, and will not be determined by reference to the level of the Index.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as the agent’s commission and our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•	NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.
•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.
•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Index or the value of the Securities.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Index on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No. 87 related to this offering.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 87, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 87 and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the Securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY